Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of The SCO Group, Inc., dated as of February 14, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: February 14, 2007	AMTRUST CAPITAL MANAGEMENT, INC., a Delaware Corporation

	By:	/s/ Jan Loeb
By: Jan Loeb
Its: President

Date: February 14, 2007		/s/ Jan Loeb
Jan Loeb